Exhibit 99.1

Press Release

New President at Tricord Hurricane Holdings, Inc.

Tuesday, September 2, 2008

Tulsa, Okla—(Business Wire)—Tricord Hurricane Holdings, Inc. (OTCBB:TRIH), today announced that Mr. James Welsh will be joining the company as Interim President.  Mr. Welsh is an experienced executive who has led companies from start-up to revenues of more than $40 million, arranged debt and equity financing, and helped to consolidate fragmented industries. In addition, Mr. Welsh managed a venture capital fund and has supported several start-up ventures to successful status as a consultant.  “I am pleased to become associated with TriCord Hurricane Holdings, and I am extremely impressed with the product and its potential.  Having been through several major hurricanes when I lived in Central Florida, I totally appreciate the significant benefit that this product can provide. I am excited about the opportunity to be working with this company,” said Welsh.  Mr. Welsh has a M.B.A. from Harvard Business School and two Chemical Engineering degrees from Rice University.  Mr. Welsh will replace Charles D. Hess, the Company’s previous President who is stepping down.  “I am pleased that we were able to launch the Storm Proof Roof.  The Company is postured for growth, and Mr. Welsh brings experience in growing businesses.“

About Tricord Hurricane Holdings, Inc. and Storm Proof Roof

The company’s innovative and highly effective protection system – The Storm Proof Roof – is designed to protect property by preventing roof damage during hurricanes. The Storm Proof Roof is a scientifically designed mattress of tubular modules that is easily positioned along the leading edges of a home’s roof in advance of a hurricane. Simply filled with water from a common garden hose, The Storm Proof Roof exerts a downward force of up to 30 pounds per square foot. The patent pending protection system has undergone over two years of testing by The International Hurricane Research Center at Florida International University and The Wind Load Research Laboratory at Clemson University. Independent third-party testing has shown” The Storm Proof Roof significantly improves existing home resistance to hurricane forces, and can decrease a home’s vulnerability to catastrophic roof wind damage on an average of 150% and in some cases up to 178% and can increase the roof pop-off load by as much as 300%.” For more information please visit: www.stormproofroof.net.

Safe Harbor Statement Under the Private Securities Litigation Act of 1995

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.